Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS INCREASED FIRST QUARTER RESULTS

Net Sales Increase of 17.7% Drives Operating Profit

CHICAGO, IL – APRIL 27, 2012 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $339,000, or $0.05 per share, for the first quarter of 2012 as compared to a net loss of $819,000, or $0.13 per share, for the first quarter of 2011. In addition, operating income of $161,000 was achieved for the current quarter as compared to an operating loss of $822,000 in the same quarter last year. This significant improvement in operating income reflected an increase in net sales to $26.4 million from $22.4 million in the first quarter of 2011 and an increase in gross margin to 28.7 percent from 26.0 percent in the prior year’s first quarter.

For the first quarter of 2012, consolidated net sales increased by $4.0 million, or 17.7 percent, with the Cobra segment reporting an increase in net sales of $4.3 million, or 23.2 percent, and the Performance Products Limited (“PPL”) segment reporting a decrease of $362,000, or 9.7 percent. The sales increase for the Cobra segment included higher European sales as well as higher domestic sales of Two Way Radios, Citizens Band Radios, Phone products and Detection products. European sales included in the Cobra segment more than doubled reflecting significantly higher Detection and Two Way Radio sales. Higher domestic Citizens Band Radio sales included sales of the new 25 LX, which is based on the popular 29 LX introduced last year, while the increase in Phone product sales included sales of wireless headsets to help professional drivers comply with new legislation regarding hands free mobile phone usage. The PPL sales decline was attributable to lower sales of Truckmate™ navigation products, however, this was partially offset by higher sales of Snooper Shotsaver TM golf GPS units.

“We are pleased to report an operating income in the current quarter, our best first quarter financial performance since 2008. This was driven by significant increases in net sales and gross margin over the first quarter of last year that resulted from the continued success of our new and award winning existing products as well as new and expanded distribution, particularly in Europe,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

Cobra First Quarter Results – 2

Consolidated gross margin increased to 28.7 percent from 26.0 percent in the prior year’s first quarter primarily as a result of an improved product mix in both segments. The gross margin for the Cobra segment improved to 27.4 percent from 25.2 percent in the first quarter of 2011 as higher margin products, such as iRadar™, recorded significant sales increases. PPL’s gross margin increased to 38.1 percent from 30.1 percent last year reflecting both an improved product mix and reduced amortization expense for intangible assets that were included in the original purchase price of PPL.

Selling, general and administrative expenses increased to $7.4 million in the current quarter from $6.7 million in the prior year’s first quarter. Variable selling expenses increased consistent with the net sales increase, while higher fixed expenses, principally in the Cobra segment, included increases in employee compensation expenses, legal fees as well as media and trade show expenses, all of which were necessary in order to support continued strong sales growth.

Other income increased $229,000 compared to the prior year’s quarter primarily due to a $455,000 gain on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for some current and former officers of the Company as compared to a $220,000 gain in the first quarter of 2011. A tax provision of $62,000 was recorded in the current quarter as compared to a $7,000 tax benefit in the first quarter of 2011 mainly due to higher income for Cobra Electronics Europe Limited.

Interest-bearing debt was $13.4 million as of March 31, 2012 compared to $13.0 million at March 31, 2011. Cash on hand at March 31, 2012 was $1.2 million as compared to $1.1 million at March 31, 2011. Inventory at the end of the first quarter increased to $30.2 million from $28.8 million the prior year and accounts receivable at the end of the quarter were $17.0 million, an increase from $16.2 million one year earlier.

In discussing the outlook for the second quarter of 2012, as well as the entire year, Mr. Bazet said, “The Company anticipates better results in the second quarter of 2012 than in the second quarter of 2011. The Company also expects to achieve higher profitability in 2012 driven by the introduction of innovative and award winning new products as well as new and expanded distribution and marketing channels. In addition, we feel that the continued improvement in the global economy will favorably impact our business in 2012.”

Cobra will be conducting a conference call on April 27, 2012 at 11:00 a.m. EDT to discuss first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Cobra First Quarter Results – 3

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra First Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2012	2011
Net sales	$26,418	$22,439
Cost of sales	18,830	16,603

Gross profit	7,588	5,836
Selling, general and administrative expense	7,427	6,658

Earnings (loss) from operations	161	(822)
Other (expense) income:
Interest expense	(253)	(268)
Other, net	493	264

Earnings (loss) before taxes	401	(826)
Tax provision (benefit)	62	(7)

Net earnings (loss)	$339	$(819)

Net earnings (loss) per common share:
Basic	$0.05	$(0.13)
Diluted	$0.05	$(0.13)

Weighted average shares outstanding:
Basic	6,562	6,486
Diluted	6,580	6,486

Cobra First Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31,	December 31,	March 31,
	2012	2011	2011
ASSETS:
Current assets:
Cash	$1,150	$1,033	$1,081
Accounts receivable, net	17,008	23,400	16,190
Inventories, net	30,154	34,093	28,798
Other current assets	2,347	2,726	3,191

Total current assets	50,659	61,252	49,260

Property, plant and equipment, net	5,305	5,367	5,365

Total other assets	14,332	13,976	14,940

Total assets	$70,296	$80,595	$69,565

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$3,975	$7,368	$8,046
Accrued liabilities	6,095	8,910	6,132
Short-term debt	13,352	18,655	13,026

Total current liabilities	23,422	34,933	27,204

Non-current liabilities:
Deferred taxes	1,156	1,159	1,537
Deferred compensation	7,549	7,392	7,124
Other long-term liabilities	647	588	562

Total non-current liabilities	9,352	9,139	9,223

Equity:
Shareholders’ equity - Cobra	37,522	36,523	33,110
Non-controlling interest	0	0	28

Total equity	37,522	36,523	33,138

Total liabilities and shareholders’ equity	$70,296	$80,595	$69,565